Exhibit No. 99


                  Exhibit 99 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1996

    Cautionary Statements Regarding "Safe Harbor" Provisions of the Private
                    Securities Litigation Reform Act of 1995


     The Company's Annual Report to Shareholders and its periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, are among certain communications by the Company which contain forward looking statements, including statements regarding its financial position, results of operations, market position and product development. These forward looking statements are based on current expectations. As permitted by the Private Securities Litigation Reform Act of 1995, the Company is hereby filing the following cautionary statements identifying important factors which, among others, could cause the Company's actual results to differ materially from expected and historical results:

     Changing business conditions including inflation and fluctuations in interest rates and foreign currency exchange rates.

     Competitive factors including managed care groups, institutions and government agencies seeking price discounts; technological advances attained by competitors; patents granted to competitors; potential generic competition for PREMARIN and for other health care and agricultural products as such products mature.

     Government laws and regulations affecting U.S. and international operations, including trade, monetary and fiscal policies, taxes (including the Section 936 income tax credit), price controls, changes in governments and legal systems, as well as actions affecting approvals of products and licensing.

     Difficulties or delays in product development including, but not limited to, the inability to identify viable new chemical compounds, successfully complete clinical trials, obtain and maintain regulatory approval for the compounds or gain and maintain market acceptance of approved products. Similar difficulties or delays can also affect the development of the Company's other businesses.

     Growth in costs and expenses, including changes in product mix, and the impact of any acquisitions or divestitures, restructuring and other unusual items that could result from evolving business strategies, evaluation of asset realization, and changing organizational structures.

     Significant litigation adverse to the Company including product liability risks related to the Company's health care and other products.

     Continued consolidation in the pharmaceutical industry could affect the Company's competitive position.